EXHIBIT 16.1



Stevens, Powell & Company, P.A.
Jacksonville, Florida


December 16, 2009


Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the statements made by Liquor Group Wholesale, Inc. (The "Company"), pursuant to Item 4.01 of Form 8-K filed by the Company on December 15, 2009. We agree with the statements concerning our firm contained in the first paragraph (except as to the date of our dismissal), and the third, fourth, and fifth paragraphs under Item 4.01 of such Form 8-K. We have no basis to agree or disagree with the Company's other comments in the Form 8-K.


Sincerely,


/s/ Stevens, Powell & Company, P.A.